Exhibit 10.1

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

Written Agreement by and between	Docket No. 10-223-WA/RB-HC
CADENCE FINANCIAL CORPORATION Starkville, Mississippi

and

FEDERAL RESERVE BANK OF ST. LOUIS
St. Louis, Missouri

WHEREAS, Cadence Financial Corporation, Starkville, Mississippi (“Cadence”), a registered bank holding company, owns and controls Cadence Bank, N.A., Starkville, Mississippi (the “Bank”), a national bank, and one nonbank subsidiary;

WHEREAS, it is the common goal of Cadence and the Federal Reserve Bank of St. Louis (the “Reserve Bank”) to maintain the financial soundness of Cadence so that Cadence may serve as a source of strength to the Bank;

WHEREAS, Cadence and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on November 17, 2010, the board of directors of Cadence, at a duly constituted meeting, adopted a resolution authorizing and directing Lewis F. Mallory, Jr. to enter into this Agreement on behalf of Cadence, and consenting to compliance with each and every provision of this Agreement by Cadence and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Cadence and the Reserve Bank agree as follows:

Source of Strength

1. The board of directors of Cadence shall take appropriate steps to fully utilize Cadence’s financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order issued by the Office of the Comptroller of the Currency on May 19, 2010, and any other supervisory action taken by the Bank’s federal regulator.

Dividends, Distributions, and Other Payments

2. (a) Cadence shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”).

(b) Cadence shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c) Cadence and its nonbank subsidiary shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, or required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on Cadence’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment. For requests to declare or pay dividends, Cadence must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

3. (a) Cadence shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b) Cadence shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Capital Plan

4. Within 60 days of this Agreement, Cadence shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at Cadence on a consolidated basis. The plan shall, at a minimum, address, consider, and include:

(a) The consolidated organization’s and the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of

Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Bank issued by the Bank’s federal regulator;

(b) the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, allowance for loan and lease losses, current and projected asset growth, and projected retained earnings;

(c) the source and timing of additional funds necessary to fulfill the consolidated organization’s and the Bank’s future capital requirements;

(d) supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by its federal regulator; and

(e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors that Cadence serve as a source of strength to the Bank.

5. Cadence shall notify the Reserve Bank, in writing, no more than 45 days after the end of any quarter in which any of Cadence’s capital ratios fall below the approved plan’s minimum ratios. Together with the notification, Cadence shall submit an acceptable written plan that details the steps that Cadence will take to increase Cadence’s capital ratios to or above the approved plan’s minimums.

Cash Flow Projections

6. Within 60 days of this Agreement, Cadence shall submit to the Reserve Bank a written statement of Cadence’s planned sources and uses of cash for debt service, operating expenses, and other purposes (“Cash Flow Projection”) for 2011. Cadence shall submit to the Reserve Bank a Cash Flow Projection for each calendar year subsequent to 2011 at least one month prior to the beginning of that calendar year.

Earnings Plan and Budget

7. (a) Within 90 days of this Agreement, Cadence shall submit to the Reserve Bank a written business plan for 2011 to improve its earnings and overall condition. The plan, at a minimum, shall provide for or describe:

(i) a realistic and comprehensive budget for 2011, including income statement and balance sheet projections; and

(ii) a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

(b) During the term of this Agreement, a business plan and budget for each calendar year subsequent to 2011 shall be submitted to the Reserve Bank at least 30 days prior to the beginning of that calendar year.

Affiliate Transactions

8. (a) Cadence shall take all necessary actions to ensure that the Bank complies with sections 23A and 23B of the Federal Reserve Act (12 U.S.C. §§ 371c and 371c-1) and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between the Bank and its affiliates, including but not limited to Cadence and its nonbank subsidiary.

(b) Cadence and its nonbank subsidiary shall not cause the Bank to violate any provision of sections 23A and 23B of the Federal Reserve Act or Regulation W of the Board of Governors.

Compliance with Laws and Regulations

9. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Cadence shall comply with the notice provisions of section 32 of the

FDI Act (12 U.S.C. § 1831 i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

(b) Cadence shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).

Approval and Implementation of Plan

10. (a) Cadence shall submit a written capital plan that is acceptable to the Reserve Bank within the applicable time period set forth in paragraph 4 of this Agreement.

(b) Within 10 days of approval by the Reserve Bank, Cadence shall adopt the approved capital plan. Upon adoption, Cadence shall promptly implement the approved plan, and thereafter fully comply with it.

(c) During the term of this Agreement, the approved capital plan shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Progress Reports

11. Within 45 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

Communications

12. All communications regarding this Agreement shall be sent to:

(a)	Mr. Timothy A. Bosch

Vice President

Federal Reserve Bank of St. Louis

1421 Dr. Martin Luther King Blvd.

St. Louis, Missouri 63106-3716

(b)	Mr. Lewis F. Mallory, Jr.

Chairman and Chief Executive Officer

Cadence Financial Corporation

301 East Main Street

P.O. Box 1187

Starkville, Mississippi 39760-1187

Miscellaneous

13. Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Cadence to comply with any provision of this Agreement.

14. The provisions of this Agreement shall be binding upon Cadence and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

15. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

16. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Cadence, the Bank, any nonbank subsidiary of Cadence, or any of their current or former institution-affiliated parties and their successors and assigns.

17. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 17 day of November, 2010.

CADENCE FINANCIAL CORPORATION		FEDERAL RESERVE BANK OF ST. LOUIS

By:	/s/ Lewis F. Mallory, Jr.	By:	/s/ Timothy A. Bosch
	Lewis F. Mallory, Jr.		Timothy A. Bosch
	Chairman and Chief Executive Officer		Vice President